Exhibit 8.1

July 7, 2023

Captivision Inc.

Unit 18B Nailsworth Mills Estate, Avening Road,

Nailsworth, GL6 0BS, United Kingdom

Re:	Captivision Inc. Registration Statement on Form F-4 – Material U.S. Federal Income Tax Considerations

Ladies and Gentlemen:

We have acted as special tax counsel to Jaguar Global Growth Corporation I, a Cayman Islands exempted company (“JGGC”), in connection with the proposed merger of JGGC with and into Captivision Inc., a Cayman Islands exempted company limited by shares (“New PubCo,” and such merger, the “Merger”), as contemplated by the Business Combination Agreement included as Annex A to the Proxy Statement/Prospectus (as defined below), dated as of March 2, 2023, by and among NewPubCo, Jaguar Global Growth Korea Co., Ltd., GLAAM Co., Ltd., and JGGC (as amended through the date hereof, the “Business Combination Agreement”) and form of Plan of Merger included as Annex B to the Proxy Statement/Prospectus (as defined below), between New PubCo and JGGC (as amended through the date hereof, the “Plan of Merger”). This opinion is being delivered in connection with the Registration Statement on Form F-4 (as amended through the date hereof, the “Registration Statement”) initially filed by New PubCo on March 23, 2023, including the proxy statement/prospectus forming a part thereof (the “Proxy Statement/Prospectus”), relating to the transactions contemplated by the Business Combination Agreement. Capitalized terms not defined herein have the meanings specified in the Registration Statement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, covenants and warranties contained in (i) the Business Combination Agreement (including any exhibits and schedules thereto), (ii) the Plan of Merger, (iii) the Registration Statement, (iv) the Proxy Statement/Prospectus, (v) the tax representation letter of JGGC and the tax representation letter of New PubCo, each delivered to us for purposes of this opinion (the “Representation Letters”), and (vi) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1. Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of the Merger) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2. The Plan of Merger will be executed by New PubCo and JGGC in the form included as Annex B to the Proxy Statement/Prospectus, and the Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Business Combination Agreement, the Plan of Merger, the Registration Statement and the Proxy Statement/Prospectus, and the Merger will be effective under the laws of the Cayman Islands;

3. All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the effective time of the Merger, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the effective time of the Merger;

4. Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified or that are based upon any person’s “belief,” “expectation” or similar qualification are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective time of the Merger, in each case without such qualification; and

5. The parties to the Business Combination Agreement have complied with and, if applicable, will continue to comply with, the covenants contained in the Business Combination Agreement, the Plan of Merger, the Registration Statement and the Proxy Statement/Prospectus.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions and limitations stated in the Registration Statement and the Proxy Statement/Prospectus, the discussion set forth under the caption “Material U.S. Federal Income Tax Considerations – Effects of the Business Combination to U.S. Holders” and “Material U.S. Federal Income Tax Considerations – Tax Considerations for U.S. Holders Exercising Redemption Rights in the Registration Statement, insofar as it expresses conclusions as to the application of United States federal income tax law, is our opinion as to the material United States federal income tax consequences of the Merger to U.S. Holders of JGGC Securities and of the exercise of redemption rights to U.S. Holders of Public Shares, respectively.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1. This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the U.S. Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Merger. We express no opinion as to U.S. federal, state, local, foreign, or other tax consequences other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2. No opinion is expressed as to any transaction other than the Merger as described in the Business Combination Agreement and the Plan of Merger or to any matter whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Business Combination Agreement are not consummated in accordance with the terms of the Business Combination Agreement and the Plan of Merger and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied, including in the Registration Statement, the Proxy Statement/Prospectus, and the Representation Letters, are not true and accurate at all relevant times.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the caption “Legal Matters” in the Proxy Statement/Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Paul Hastings LLP

PAUL HASTINGS LLP